Exhibit 10.9

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Trademark License Agreement

This Trademark License Agreement (this “Agreement”) is entered into on November 30, 2023, by and between NEC Corporation, a Japanese corporation having its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (together with the Selling Entities, “NEC”) and Aviat Networks, Inc., a Delaware corporation having its principal place of business at 200 Parker Drive, Suite C100A, Austin, Texas 78728 (together with the Purchasing Entities, “Aviat”). NEC and AVIAT are hereinafter collectively referred to as the “Parties”, and each individually as a “Party”.

WHEREAS:

(A)

NEC and AVIAT have entered into a master sale-of-business agreement on May 9, 2023, pursuant to which NEC has agreed to sell, and AVIAT has agreed to purchase and/or cause the Purchasing Entities to purchase, all right, title, and interest to certain assets relating to NEC’s wireless backhaul business, and AVIAT and/or the Purchasing Entities have agreed to assume certain liabilities relating to NEC’s wireless backhaul business, subject to the terms of such master sale of business agreement (the “MBA”).

(B)	Pursuant to the MBA, AVIAT is willing to grant, and NEC desires to take, the licenses of the Licensed Marks (defined below) in Japan in accordance with the terms and conditions of this Agreement.

THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, it is agreed by and between the Parties as follows:

1.	Definitions

For the purposes of this Agreement, the below definitions shall apply. Capitalized terms not otherwise defined herein are defined as set forth in the MBA.

“Affiliate” means any company Controlled by a Party, but any such entity shall be deemed to be Affiliated only as long as such Control exists;

“Business” has the meaning set forth in the MBA;

“Completion” means completion of the sale and purchase of certain assets as contemplated and in accordance with the MBA;

“Completion Date” means the date on which the Completion takes place pursuant to the MBA;

“Control” means directly or indirectly owning or controlling more than fifty percent (50%) of such company’s voting stock, or possessing the power to direct or cause the direction of its management and policies;

“Licensed Goods” means wireless backhaul products and other wireless communication products;

“Licensed Marks” means the Japanese registered trademarks “PASOLINK” (Registration #1806876; Registration Date September 27, 1985; Classes 07, 09 and 11), “iPASOLINK” (Registration #5552982; Registration Date January 25, 2013; Classes 09 and 42) and (Registration #1806877; Registration Date September 27, 1985; Classes 07, 09 and 11);

“Licensed Territory” means Japan; and

“MBA” has the meaning set forth in the recitals.

2.	Grant of Trademark License

2.1 Subject to the terms and conditions of this Agreement, AVIAT hereby grants a royalty-free, non-exclusive, non-transferable, non-sublicensable, and perpetual right and license to NEC and its Affiliates to use the Licensed Marks in conjunction with the manufacture, promotion, advertising, distribution, sale, commercialization and other use of the Licensed Goods in the Licensed Territory. NEC is not entitled to use the Licensed Marks as an element of its company names or internet-domains. Nothing herein shall be construed to grant NEC the right to use the Licensed Marks except as expressly provided in this Agreement. For the avoidance of doubt, “non-exclusive” within the meaning of this Agreement means that AVIAT may use and license the Licensed Marks in the Licensed Territory subject to the terms and conditions set forth under Section 6.4 of the MBA.

2.2 Other than the license rights expressly granted herein, no other license or rights are granted, whether expressly or by implication, estoppel, reliance or otherwise, all of which are expressly excluded and disclaimed.

2.3 NEC shall ensure that its Affiliates comply with the terms and conditions of this Agreement as applicable, including, but not limited to, those regarding confidentiality obligations while they exercise the rights specified in Section 2.1 above. NEC shall be responsible and liable to AVIAT for any breach of such terms and conditions of this Agreement caused by any act or omission of its Affiliates as if such act or omission were that of NEC.

3.	Term and Termination

3.1 Unless otherwise earlier terminated pursuant to Section 3.2 below, this Agreement shall come into effect on the Completion and shall continue in full force and effect perpetually.

3.2 AVIAT may terminate this Agreement immediately upon written notice of termination to NEC upon any of the following events:

(a)	a petition for relief under any bankruptcy or insolvency legislation is filed by NEC, or a receiver is appointed for all or a substantial part of NEC’s assets;

(b)	a petition for relief under any bankruptcy or insolvency legislation is filed against NEC, and such petition is not dismissed or vacated within thirty (30) calendar days;

(c)	dissolution or liquidation of NEC by resolution or by law; or

(d)	NEC ceases carrying on its wireless backhaul business.

AVIAT may also terminate this Agreement upon thirty (30) days’ notice to NEC, and NEC’s failure to cure during such thirty (30) day period, any material breach of the requirements under Section 5 (Quality Control).For clarity, if NEC has previously assigned this Agreement with the prior written consent of AVIAT in accordance with Section 16, AVIAT may only terminate this Agreement if the current holder (including any successor in interest) of the license granted herein becomes bankrupt or is dissolved in accordance with Sections 3.2(a)-(c) above.

3.3 Without prejudice to the provisions of Section 8 below, this Agreement shall terminate upon expiration of all the Licensed Marks automatically.

3.4 Upon termination of this Agreement, NEC (and its Affiliates) shall have the right to dispose of all stocks of Licensed Goods bearing the Licensed Marks in its possession or in the course of manufacture or production as of the date of termination for a period of one hundred and twenty (120) days after the date of termination, in each case, in accordance with the terms and conditions of this Agreement.

3.5 Except as necessary for NEC or its Affiliates to comply with applicable law, after the termination or expiration of this Agreement for any reason whatsoever, NEC shall itself, within a commercially reasonable time period, return to AVIAT or dispose of (at AVIAT’s option), in accordance with instructions and guidance provided by AVIAT, all of the Confidential Information provided by AVIAT to it under this Agreement. NEC shall keep AVIAT’s Confidential Information that is not returned or disposed of after termination or expiration of this Agreement in confidence, in accordance with Section 14 below. Upon AVIAT’s request, NEC shall itself issue to AVIAT a document certifying the performance of obligations under this Section 3.5.

3.6 Upon the termination of this Agreement, except for Sections 3.4, 3.6, 11, and Sections 17 to 24, and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, all the other provisions of this Agreement shall lapse and cease to have effect, provided however that neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either Party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.

4.	Ownership

NEC acknowledges that AVIAT is and shall remain the sole owner of the Licensed Marks, including the goodwill and reputation symbolized thereby, and nothing herein shall affect AVIAT’s property rights pertaining to the Licensed Marks. NEC acknowledges that nothing contained herein shall constitute an assignment of such rights and agrees that NEC will not take any action inconsistent with such ownership. NEC recognizes the value of the goodwill associated with the Licensed Marks and agrees and acknowledges that any goodwill arising out of the use of the Licensed Marks by NEC shall inure to the benefit of and be on behalf of AVIAT. NEC agrees that nothing in this Agreement shall give NEC any right, title, or interest in the Licensed Marks other than the right to use the Licensed Marks in accordance with this Agreement, and NEC agrees that it will not (i) challenge the title of AVIAT to the Licensed Marks, or (ii) attempt to register in any jurisdiction the Licensed Marks or any marks that are confusingly similar to the Licensed Marks.

5.	Quality Control

5.1 NEC agrees on behalf of itself, and agrees to cause its Affiliates, as follows: (i) to comply with reasonable guidelines concerning the style, appearance, and usage of the Licensed Marks that are provided by AVIAT to NEC in writing reasonably in advance of such usage; (ii) to reasonably cooperate with AVIAT in facilitating its control of all uses of the Licensed Marks to the extent reasonably necessary under applicable law to maintain the validity of the Licensed Marks and protect the goodwill associated therewith; and (iii) not to use any other trademark or service mark to create a composite mark with the Licensed Marks without prior written approval of AVIAT.

5.2 NEC agrees on behalf of itself, and agrees to cause its Affiliates, in connection with the use of the Licensed Marks under this Agreement, not to deviate from the Licensed Mark’s registered format.

6.	Registration of the License

In the event that NEC wishes to register the license set forth in Section 2 above, both Parties will apply to the Japanese Patent Office at NEC’s expense for the registration of such license under the Japanese Trademark Law.

7.	Enforcement; Third-Party Infringement Claims

7.1 If (a) either Party believes that any Licensed Mark is being infringed or misappropriated by a third party, or (b) a third party alleges to a Party that any Licensed Mark is invalid or unenforceable, each Party may provide written notice to the other Party and provide it with all details of such infringement or allegation, as applicable, that are known by the Party.

8.	Maintenance of the Licensed Marks

Unless otherwise notified by NEC in writing, AVIAT shall use commercially reasonable efforts to maintain the Licensed Marks, and renew their ten-year (10-year) terms at its own expense so long as NEC or any of its Affiliates use the Licensed Marks in connection with the Licensed Goods in the Licensed Territory.

9.	Notices

A notice given to a Party under or in connection with this Agreement shall be in writing and delivered by hand or sent by pre-paid courier or by electronic mail. Delivery of a notice will be deemed to have taken place (i) if delivered by hand, at the time the notice is left at the address, or (ii) if sent by electronic mail, at the time of receipt, or (iii) if sent by courier, on the third business day thereafter. The addresses and details of the Parties are as follows unless a Party provides notification otherwise in accordance with this Agreement:

If to NEC:

NEC Corporation

7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan

Attention: Department Manager, Licensing Department

Intellectual Property Management Division

Email: […]

If to AVIAT:

Aviat Networks, Inc.

200 Parker Dr. Ste 100A, Austin, TX 78728, USA

Attention: Erin Boase

Email: […]

10.	Disclaimer of Warranties

AVIAT MAKES NO WARRANTY OR REPRESENTATION, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THOSE ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE AND THOSE CONCERNING THE MATTERS SET FORTH IN (A) TO (D) OF THE FOLLOWING SENTENCE. THE LICENSED MARKS ARE LICENSED AND WILL BE PROVIDED “AS IS”. AVIAT ASSUMES NO RESPONSIBILITY FOR: (A) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT AND/OR ANY OTHER RIGHT OF ANY THIRD PARTY; (B) PERFORMANCE AND QUALITY; (C) MERCHANTABILITY, MARKETABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR THE PURPOSE OF THE BUSINESS OF NEC AND ITS AFFILIATES; AND (D) ANY AND ALL OTHER MATTERS, WITH RESPECT TO THE USE OF THE LICENSED MARKS IN CONJUNCTION WITH THE LICENSED GOODS BY NEC AND ALL LICENSED MARKS BY AVIAT HEREUNDER. FOR AVOIDANCE OF DOUBT, THE PARTIES HEREBY CONFIRM THIS SECTION 10 DOES NOT HAVE ANY IMPACTS ON THE WARRANTIES AND REPRESENTATION SEPARATELY AGREED UNDER THE MBA.

11.	Compliance with Laws

Each Party shall not, directly or indirectly, export or re-export the Licensed Goods (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable laws.

12.	Damages

12.1 IN THE CASE THAT A PARTY SUFFERS OR INCURS ANY LOSS, EXPENSES, OR DAMAGES DUE TO THE DEFAULT AND/OR BREACH OF THIS AGREEMENT BY THE OTHER PARTY OR ITS AFFILIATES, THE NON-BREACHING PARTY MAY CLAIM FOR COMPENSATION FOR DAMAGES FROM THE BREACHING PARTY OR ITS AFFILIATES.

12.2 EXCEPT UNDER A PARTY’S OR ITS AFFILIATES’ LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL THE PARTIES BE LIABLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY.

12.3 Either Party will not be in default by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any circumstance or cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, or air conditioning.

13.	Change of Control

13.1 The Parties shall provide a written notice to the other Party at least thirty (30) days prior to, and immediately after becoming aware of, an anticipated Change of Control. For the purpose of this Agreement, “Change of Control” means any of the following events:

(a)	a sale to a third party, of all or substantially all of the assets of the Party;

(b)	a merger or consolidation in which the Party is not the surviving corporation;

(c)

a reverse merger in which the Party is the surviving corporation but the shares of its common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise;

(d)	the acquisition of majority of the shares of the Party by any person, entity, or group; or

(e)	occurrence of any event as provided in paragraph (a), (b), (c) or (d) above to any direct or indirect parent company of the Party.

13.2 The licenses granted hereunder to NEC shall survive any transfer by operation of law or otherwise of the Licensed Marks or this Agreement by AVIAT.

14.	Confidentiality

14.1 The Parties will protect each other’s Confidential Information (as defined in Section 14.2) using the same degree of care they would use with respect to their own confidential and proprietary information, but in any event, no less than a reasonable degree of care. Except as otherwise permitted in this Agreement, the Parties will, and will direct their Affiliates or anyone else to whom disclosure is permitted under this Agreement to, keep confidential and not disclose to any person, without the disclosing Party’s prior written consent, all Confidential Information

(including any portion thereof); provided, however, that the receiving Party shall have the right, without the prior written consent of the disclosing Party, to disclose Confidential Information if legally compelled to do so by applicable law or court order. If the receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (i) to the extent permitted by applicable law, provide prompt written notice to the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 14; and (ii) disclose only the portion of Confidential Information that it is legally required to furnish.

14.2 “Confidential Information” means all non-public, confidential or proprietary information relating to a Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and includes any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, excluding the Licensed Marks, but including information, know-how, samples, designs, specifications, business-related information, conceptions, innovations, trade secrets, designs, ideas, data, production schedules and/or quantities, pricing information, financial information, customer information as well as the terms and conditions of this Agreement, whether or not patentable, copyrightable, or documented. Confidential Information shall not include, and each Party shall be free to use without liability under this Section 14 to the other Party, information that the receiving Party can demonstrate by documentation: (i) was in the possession of the receiving Party without restriction on its use or disclosure prior to its receipt from the disclosing Party; (ii) is or becomes available to the relevant public (e.g., available in the technical literature, databases, or the like) or is in, or subsequently enters, the public domain other than as a result of a breach of this Agreement or other wrongful act or omission of the receiving Party; (iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and who is under no obligation of confidentiality to the disclosing Party concerning such information; or (iv) is independently developed by the receiving Party without using or any reference to the disclosing Party’s Confidential Information.

14.3 NEC and its Affiliates shall use the Confidential Information of AVIAT received or obtained by NEC as a result of or in connection with this Agreement only within the scope of the license as provided under Section 2 and solely for the purposes as contemplated under this Agreement, and shall not use any such information for any other purposes.

14.4 Neither NEC nor any of its Affiliates may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use AVIAT’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, other than the use of PASOLINK Marks in accordance with the MBA or the Licenced Marks licensed under this Agreement, without the prior written consent of AVIAT.

15.	Costs and Taxes

15.1 Except as otherwise expressly provided in this Agreement, each Party shall pay the costs and expenses incurred by it in connection with this Agreement.

15.2 All taxes, duties, and charges payable under the applicable laws in this Agreement must be borne and paid in full by the Party incurring such taxes, duties, and charges in connection with this Agreement.

16.	No Assignment

This Agreement or any right or obligation hereunder may not be transferred, delegated or assigned by any Party without the prior written consent of the other Party. Any purported assignment, delegation, or transfer in violation of this Section 16 is null and void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

17.	Governing Law

This Agreement and all matters arising out of or in connection with it shall be governed by the laws of the State of Delaware, United States of America, excluding: (i) any conflict-of-laws rule or principle that would require or permit the application of the laws of any other jurisdiction; and (ii) any matters of validity, enforcement, and infringement of intellectual property rights (which includes, for clarity, the Licensed Marks) which are governed by the substantive laws of the jurisdiction or administrative office in which the right has been granted or arises.

18.	Arbitration

18.1 This Section 18 shall be governed by the laws of the State of Delaware.

18.2 Any dispute, claim, difference, or controversy arising out of, relating to, or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach, or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it, shall be referred to, and finally resolved by, arbitration under the Rules of Arbitration of the International Chamber of Commerce (for the purpose of this Section 18, the “Rules”).

18.3 The Rules are incorporated by reference into this clause and capitalised terms used in this Section 18 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

18.4 The number of arbitrators shall be three (3). The arbitrators nominated by the parties shall jointly nominate the third arbitrator who, subject to confirmation by the Court, will act as president of the arbitral tribunal.

18.5 The seat or legal place of arbitration shall be London, England.

18.6 The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

18.7 Notwithstanding the provisions of this Section 18, both Parties agree and acknowledge that, for any actions of a Party which violate the rights of the other Party under this Agreement and which, in the other Party’s reasonable determination, threaten irreparable harm or significant injury to the other Party’s business: (i) that may be extremely difficult to ascertain; and (ii) for which an immediate remedy may be necessary yet cannot be adequately or timely addressed by arbitration, the other Party has the right to obtain injunctive relief to enjoin any such violation.

19.	Further Assurances

Each Party shall do and execute, or arrange for the doing and executing of, without further consideration, any other act and document reasonably requested of it by the other Party to implement and give full effect to the terms of this Agreement.

20.	Entire Agreement

This Agreement constitutes and contains the entire agreement between the Parties relating to the subject matter hereof, and supersedes any and all prior agreements, negotiations, correspondence, understandings, or communications among the Parties, whether written or oral, applicable hereto with respect to such matter.

21.	Consultation

The Parties shall resolve any matter not stipulated in this Agreement, or any question arising under this Agreement, through separate discussions.

22.	Counterparts

This Agreement may be executed in counterparts (including by means of facsimile, electronic signature (i.e., DocuSign) or portable document format (pdf) signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

23.	Bankruptcy and Insolvency

All licenses granted under this Agreement will be deemed licenses of rights to “Intellectual Property” as that term is defined for purposes of Section 365(n) of the U.S. Bankruptcy Code and NEC (on behalf of itself and its Affiliates) will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

24.	Miscellaneous

24.1 The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

24.2 If any provision of this Agreement or the application of any such provision to any person or circumstance is held to be prohibited by or invalid in any jurisdiction, such: (i) provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and (ii) prohibition or invalidity will not prohibit or render invalid such term in any other jurisdiction.

24.3 Any variation of this Agreement shall not be binding on the parties unless set out in writing, expressed to vary this Agreement, and signed by authorized representatives of each of the Parties.

24.4 The rights of each Party under this Agreement may be waived only in a writing signed by the waiving Party, and specifically, delay in exercise or non-exercise or partial enforcement of any such right is not a waiver of that right or of any other right.

24.5 This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns. A person who is not a Party to this Agreement may not enforce any of its terms and shall not have any rights, remedies, or benefits under any provision of this Agreement.

24.6 In this Agreement, any reference, express or implied, to an enactment (which includes any legislation in any relevant jurisdiction) includes: (i) that enactment as amended, extended or applied by or under any other enactment (before or after signature of this Agreement); (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation made (before or after signature of this Agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in the foregoing subsection (a) or under any enactment which it re-enacts as described in foregoing subsection (b), except to the extent that the contrary intention appears; or any legislation or subordinate legislation made or enacted after the date of this Agreement which would create or increase the liability of NEC under this Agreement.

24.7 In this Agreement: (i) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (ii) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (iii) the word “or” is not exclusive; and (iv) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

24.8 Unless the context otherwise requires, references herein: (i) to Sections refer to the Sections of this Agreement; and (ii) to any agreement, instrument, contract, or other document are to that agreement, instrument, contract, or other document as amended, modified or supplemented from time to time in accordance with the terms thereof.

24.9 The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NEC Corporation

By:	/s/ Fumio Imoto
Name:	Fumio Imoto
Title:	Department Manager, Development Promotion Department

[Signature Page to Pasolink Licensing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

AVIAT NETWORKS, INC.

By:	/s/ Pete Smith
Name: Pete Smith
Title: CEO

[Signature Page to Pasolink Licensing Agreement]